U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

December 2, 2011

Commission file number 001-10196
STUDIO ONE MEDIA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	23-2517953
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7650 E. Evans Rd., Suite C
Scottsdale, Arizona  85260

(Address of principal executive offices) (Zip Code )

(480) 556-9303

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement  communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement  communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03.  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On December 2, 2011, the Company executed a Convertible Promissory Note in the principal amount of $250,000, bearing interest at 15% per annum and payable to FPJ Investment, LLC (“FPJ”), a company owned by Frank Perrotti, Jr., newly-elected Chairman of the Company (the “Note”).  The loan was the first disbursement made by FPJ pursuant to the terms and conditions of the Financing Agreement announced by the Company on November 28, 2011, which provides for the funding of up to $2 million in loans to the Company to be used to manufacture, ship, install and operate additional audio/video recording studios and for general operating purposes.  The Note bears a maturity date of eighteen months.  Interest owing for the first year of the Note will accrue monthly and be paid quarterly by the issuance of common stock the Company.  Interest after one year will be paid quarterly in cash.  As additional consideration for the loan, pursuant to the terms of the Financing Agreement, the Company has issued a cashless warrant to FPJ to purchase 112,500 shares of common stock of the Company at a price of forty cents, exercisable for a period of five (5) years from the date of grant of same.

Under the terms of the Note and Financing Agreement, the FPJ may elect to accelerate repayment of principal on the Promissory Note to the extent of fifty percent (50%) of gross revenues received by the Company from certain specified agreements in the event such agreements are subsequently entered into by the Company.

All or any amount of the principal amount of the Note given with respect to this advance, together with accrued interest thereon, may be converted at the option of FPJ at any time after 6 months into fully paid and nonassessable shares of restricted common stock of the Company.  The number of shares of common stock that shall be issuable upon conversion of the Promissory Note shall equal the amount of the Note (including accrued interest) to be converted divided by the per share price of fifty cents.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

a) Fianacial Statements

None

b) Exhibits

Exhibit #	Description
99.1	Press Release November 28, 2011 and filed on Form 8K on November 28, 2011, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STUDIO ONE MEDIA, INC.
Dated: December 7, 2011	By:	/s/ Kenneth R. Pinckard
Kenneth R. Pinckard
Vice President